Exhibit 99.1

Contango to Present at EnerCom Oil & Gas Conference and Updates Operations

    HOUSTON--(BUSINESS WIRE)--Aug. 11, 2006--Contango Oil & Gas
Company (AMEX:MCF) Chairman and CEO, Kenneth R. Peak, will make a corporate presentation at the EnerCom Oil & Gas Conference in Denver, Colorado. Details for the presentation, live webcast and replay are as follows:

    Date & Time: Wednesday, August 16, 2006 at 3:55 p.m. Mountain Time
        (4:55 p.m. Central Time)
    Presenter: Kenneth R. Peak, Chairman and CEO
    Live Webcast Address:
        http://www.investorcalendar.com/CEPage.asp?ID=107603
    Replay Address: www.contango.com (available shortly after presentation)

    Operations Update

    During July 2006, in the offshore Gulf of Mexico, we drilled two dry holes at West Delta 43 ("Skip Jack") and High Island A-279 ("Juice"), and had a discovery at Grand Isle 70 ("Red Queen"). The Grand Isle 70 well is located approximately 26 miles offshore Louisiana in 155 feet of water and is operated by Contango Operators, Inc. ("COI"), a wholly-owned subsidiary of the Company.
    The Grand Isle 70 well was drilled to a total measured depth of 10,545 feet and the wireline logs of the well indicated the presence of hydrocarbons within four zones with approximately 60 feet of potential net pay. Production casing has been set. The well has been temporarily abandoned while alternative development scenarios are being evaluated. Contango Offshore Exploration LLC ("COE"), a subsidiary in which the Company owns a 76% interest, generated the prospect and has a 52.6% working interest. Our third party partners have a 43.75% working interest and COI has a 3.65% working interest.
    Our Eugene Island 10 ("Dutch") prospect was spud in late July 2006 and is currently drilling. We expect to be able to log this well in September 2006. Our earlier announced discovery at Grand Isle 72 ("Liberty") is expected to begin producing in October 2006. A caisson and production deck have been set and we are waiting on a pipeline barge to install a pipeline that will run to an existing production platform on Grand Isle 76, which is operated by a third party.
    In our Arkansas Fayetteville Shale Play, our alliance partner, Alta Resources LLC ("Alta") has now aggregated 44,000 net mineral acres and continues to lease additional acreage. Contango has a 70% working interest (31,000 net mineral acres before a basket payout). Contango has now committed to a total of 64 wells in this play and expects this number to rise to 80 to 100 wells by the end of this calendar year. We have been integrated thus far into 49 wells by a third party operator. Our average working interest and net revenue interest in these 49 wells is 8.09% and 6.43%, respectively. Of these 49 wells, 15 wells are producing, 21 wells are being drilled or awaiting completion and 13 wells are expected to be drilled over the next three months. Of the 15 producing wells, 13 wells are producing over 15 million cubic feet per day ("Mmcf/d"). Production data from the remaining two wells is not yet available.
    We are also working interest owners in 15 wells in the Arkansas Fayetteville Shale Play that are being operated by Alta and TePee Petroleum. Our working interest and net revenue interest in these wells is 42.60% and 33.71%, respectively. The first two wells, the Alta-Beck #1-32H and the Alta-Briggler #1-31H, have been drilled and are awaiting completion and pipeline hook-up. We expect to complete the Alta-Briggler in late August 2006, the Alta-Beck in October 2006 and are currently drilling our third well, the Alta-Thines #1-30H. We plan to contract a second rig to accelerate our drilling activity in this play. To date, we have incurred approximately $7.7 million in leasehold costs and $2.3 million for drilling and development, and have committed to spending an additional $20 million in drilling and development costs for all 64 wells. Contango's average working interest and net revenue interest in the 64 wells is 16.18% and 12.82%, respectively.
    We have expanded our shale play activity into the developing West Texas Barnett Shale Play in Jeff Davis and Reeves Counties, Texas, with Alta. The Alta group has leased approximately 5,800 net mineral acres (4,000 net mineral acres to Contango before a basket payout). A third party operator has recently drilled two wells and is currently drilling a third well near our acreage. Our plans are to monitor activity in this play before commencing operations.
    With our alliance partner Alta, we are also committed to drill three additional on-shore wells; Ellis #1 in Texas, in which we have a 50% working interest; Temple Inland #1 in Louisiana, in which we have a 77% working interest; and Alta-Coley #1 in Alabama, in which we have a 67.5% working interest. We expect to spud these wells by the end of this calendar year, at an 8/8ths dry hole cost of approximately $1 million per well.
    Our investment in our LNG terminal in Freeport continues to proceed on time and on budget, with anticipated facility startup in the first quarter of 2008.
    As of August 10, 2006, the Company has approximately $19 million in cash, cash equivalents and short term investments. We have $10 million in long-term debt outstanding and $10 million of unutilized borrowing capacity available.
    Contango is a Houston-based, independent natural gas and oil company. The Company explores, develops, produces and acquires natural gas and oil properties primarily onshore in the Fayetteville Shale Play in Arkansas and offshore in the Gulf of Mexico. Contango also owns a 10% partnership interest in Freeport LNG Development L.P., and a 25% interest in Contango Capital Partners LP, which was formed to invest in the alternative energy venture capital market with a focus on environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.
    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.

    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.contango.com